Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Proxy Statement of InsWeb Corporation our report dated March 31, 2011, with respect to the consolidated financial statements of InsWeb Corporation for the years ended December 31, 2010 and December 31, 2009.

/s/ Ernst & Young, LLP

Sacramento, California
November 22, 2011